Exhibit 8.1

January 29, 2003

Click2learn, Inc.

110—110th Avenue NE, Suite 700

Bellevue, WA 98004-5840

Re:    Reorganization of Click2learn, Inc. and Docent, Inc.

Ladies and Gentlemen:

We have acted as counsel to Click2learn, Inc., a Delaware corporation (“Click2learn”), in connection with the Agreement and Plan of Reorganization dated as of October 20, 2003, as amended (the “Agreement”), by and among Docent, Inc., a Delaware corporation (“Docent”), Click2learn, Hockey Merger Corporation, a Delaware corporation (“Newco”), Devil Acquisition Corporation, a Delaware corporation (“Docent Merger Sub”), and Canuck Acquisition Corporation, a Delaware corporation (“Click2learn Merger Sub”). Pursuant to the Agreement, (i) Newco will be formed by Docent and Click2Learn; (ii) Devil Merger Sub will be merged with and into Docent, the separate corporate existence of Devil Merger Sub will cease and Docent will continue as the surviving corporation and a wholly owned Subsidiary of Newco (the “Docent Merger”); (iii) Canuck Merger Sub will be merged with and into Click2Learn, the separate corporate existence of Canuck Merger Sub will cease and Click2Learn will continue as the surviving corporation and a wholly owned subsidiary of Newco (the “Click2Learn Merger”); and (iv) immediately following the Effective Time, Newco will adopt a “plan of merger” pursuant to which each of Docent and Click2learn will be merged into Newco, and as soon as practicable following the Effective Time, but in no event later than six months after the Effective Time, Newco will cause Docent and Click2learn to be merged with and into Newco (the “Subsequent Mergers”). The Docent Merger, the Click2Learn Merger and the Subsequent Mergers are collectively referred to herein as the “Mergers.”

This opinion is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-110535) filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 14, 2003 (the “Registration Statement”), to which this opinion appears as an exhibit. Unless otherwise indicated, capitalized terms used herein have the meaning ascribed to them in the Agreement.

In delivering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement; (ii) the Registration Statement, which Registration Statement includes the Proxy Statement; (iii) representation letters of Docent, Click2learn, Docent Merger Sub, Click2learn Merger Sub and Newco delivered to us for purposes of this opinion (the “Representation Letters”); and (iii) such other documents, certificates and records as we have deemed necessary or appropriate. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Click2learn, Inc.

January 29, 2003

In addition, we have assumed, with your permission, that (i) the Mergers will be effected in accordance with the Agreement; and (ii) the statements concerning the Mergers contained in the Agreement and the Registration Statement, and the representations made by the parties in the Agreement and their respective Representation Letters, are true, correct and complete and will remain true, correct and complete at all relevant times. We have also assumed, with your permission, (i) the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof; (ii) the performance of all covenants contained in the Agreement without waiver or breach of any material provision thereof; and (iii) any representation or statement made in the Agreement or the Representation Letters “to the knowledge or”, or based on the belief of Docent, Click2learn, Docent Merger Sub, Click2learn Merger Sub and Newco or similarly qualified are true, correct and complete and will remain true, correct and complete at all relevant times, in each case without such qualification.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, and assuming the Mergers will be consummated in accordance with the Agreement, and as described in the Registration Statement, we hereby confirm our opinion set forth in the Registration Statement under the heading “Material United States federal income tax considerations of the transaction.”

Our opinion herein is based on, as of the date hereof, the applicable provisions of the Code, Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service contained in published revenue rulings, revenue procedures and announcements, pertinent judicial authorities and other applicable authorities. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not successfully assert a contrary position.

This opinion is expressed as of the date hereof, and we undertake no responsibility to advise you of any subsequent changes of the facts stated or assumed herein, or of any new developments in the application or interpretation of the federal income tax laws. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. This opinion addresses only the matters of United States federal income taxation specifically described under the heading “Material United States federal income tax considerations of the transaction” in the Registration Statement. This opinion does not address any other federal tax consequences or any state, local or foreign tax consequences that may result from the Mergers or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Mergers).

We hereby consent to the filing of this opinion as Exhibit 8.01 to the Registration Statement and to the use of our name under the captions “LEGAL MATTERS” and “Material United States federal income tax considerations of the transaction” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/    PERKINS COIE LLP

PERKINS COIE LLP